UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 23, 2018

LIBERTY LATIN AMERICA LTD.
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-38335	98-1386359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(Address of Principal Executive Office)

303-925-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers
2018 Performance Award. Pursuant to the Liberty Latin America 2018 Incentive Plan (the “Incentive Plan”), on February 23, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Liberty Latin America Ltd. (the “Company”) approved performance goals for the fiscal year ending December 31, 2018, for annual performance awards to its executive officers (the “2018 Performance Awards”). In the following text, the terms “we”, “our”, and “our company” refer to the Company.
The target 2018 Performance Award will be split among the following performance metrics for the fiscal year ending December 31, 2018: the achievement of budgeted growth in revenue and operating cash flow, the achievement of a target average customer relationship net promotor score (“rNPS”) and the achievement of respective department goals and objectives. Based on the achievement of these performance metrics, a payout of up to 150% of the target bonus amount is available for over-performance against budget/target, except the maximum payout for the department metric will be limited to 100% of its weighted portion. Individual performance against personal performance objectives approved by the Committee could increase the maximum 2018 Performance Award to up to 210% of the target bonus amount.

Balan Nair, our Chief Executive Officer, Chris Noyes, our Chief Financial Officer, Betzalel Kenigsztein, our Chief Operating Officer, and John Winter, our Chief Legal Officer, each of whom we anticipate will be among our five most highly compensated executive officers for fiscal 2018 (the “2018 NEOs”) will participate in the 2018 Performance Awards. The personal performance objectives for the 2018 NEOs consist of qualitative measures, which include individual strategic, financial, transactional, organizational and/or operational goals for each officer. The target 2018 Performance Award is $3.0 million for our CEO and 100% of the base salary for each of the other 2018 NEOs. For 2018, the base salaries for Betzalel Kenigsztein, Chris Noyes and John Winter are $700,000, $550,000 and $500,000, respectively.
Shareholder Incentive Program. In connection with our annual performance award program, including the 2018 Performance Awards, we would like to encourage increased share ownership among senior management in our various countries, aligning incentives among employees and shareholders. As a result, the Committee implemented a shareholder incentive program that allows senior management to receive up to 100% of their annual performance awards (including the 2018 Performance Awards) in Company common shares in lieu of cash. Persons electing common shares in respect of their 2018 Performance Awards will also receive restricted share units equal to 12.5% of the common shares they earn pursuant to the 2018 Performance Awards. The restricted share units vest one year after the grant date provided that the employee holds all of the common shares issued in respect of the 2018 Performance Awards through that period.

Senior Executive Share Ownership Policy. The Committee also approved the Company’s Senior Executive Share Ownership Policy (the “Policy”) for designated members of senior management of the Company. The following designated members of senior management will be expected to own the Company’s common shares based on the following applicable guideline:

Position	Guideline
Chief Executive Officer	At least 5 times base salary
Chief Financial Officer, Chief Operating Officer and Chief Legal Officer	At least 4 times base salary
All other members of the Executive Team	At least 3 times base salary

Only certain types of equity are used in determining whether the applicable guideline is met. The CEO and other executives must comply with the applicable guideline within four years of the effective date of the Policy. For executives who later become subject to the Policy, the accumulation period is also four years, starting from the date on which such executive becomes subject to the Policy. After the accumulation period, executives must comply with the applicable guideline throughout their tenures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY LATIN AMERICA LTD.

By:	/s/ John M. Winter
John M. Winter
Chief Legal Officer

Date: March 1, 2018

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